CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Equity Funds and to the use of our report dated October 7, 2005 on the financial statements and financial highlights of Neuberger Berman Century Fund, Neuberger Berman Manhattan Fund, Neuberger Berman Millennium Fund, Neuberger Berman Regency Fund and Neuberger Berman Socially Responsive Fund, each a series of Neuberger Berman Equity Funds. Such financial statements and financial highlights appear in the August 31, 2005 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.



                                          /s/ TAIT, WELLER & BAKER LLP


PHILADELPHIA, PENNSYLVANIA
DECEMBER 15, 2005